Exhibit 10.1

CRYOPORT, INC.
ANNUAL MANAGEMENT INCENTIVE PLAN

INTRODUCTION; PLAN OBJECTIVES

This document serves as a comprehensive single source of information about the Cryoport, Inc. Annual Management Incentive Plan (the “Plan”). It describes the objectives of the Plan, its various elements, and how they function. As explained below, Cryoport, Inc. (the “Company”) reserves the right, however, to adjust, amend or suspend the Plan at any time, for any reason, in its sole discretion.

The Plan is meant to reward outstanding performance and promote individual and team behaviors and actions that produce measurable quarterly and annual results that advance the Company. It is designed to incentivize management to execute on our stated budget and personal objectives; thereby, increasing shareholder value as we build our Company. The Plan achieves these objectives by providing annual cash-based bonus opportunities (“Bonus”) to eligible participants, with the actual Bonus amount payable to any one participant during any Plan Year (as defined below) dependent on the attainment of the performance goals applicable to the Plan Year.

PLAN YEAR

The term “Plan Year” means each calendar year; provided that the initial Plan Year will commence on March 28, 2018 and end on December 31, 2018.

ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate participants; (ii) determine the terms and conditions of any Bonus, including, without limitation the applicable performance goals, each participants Bonus opportunity, the weighting of the performance goals, and whether any adjustments need to be made to the performance goals (including adjustments made during the applicable Plan Year); (iii) determine whether, to what extent, and under what circumstances Bonuses may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Bonus granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The foregoing list of powers is not intended to be complete or exclusive and, to the extent not contrary to the express provisions of the Plan, the Committee shall have such powers, whether or not expressly set forth in this Plan, that it may determine necessary or appropriate to administer the Plan.

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Subject to its Compensation Committee Charter and applicable law, the Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility with respect to employees subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”). If the Committee delegates its authority with respect to Bonuses for non-Section 16 Officers, such delegation must be in writing and must, at a minimum, specify the maximum value of any Bonus payable to the non-Section 16 Officers (on a per participant and aggregate basis), and any officer who has authority pursuant to any such delegation must periodically report to the Committee on action taken pursuant to the Plan.

ELIGIBILITY

The Committee, in its discretion, will determine which employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee anticipates that the initial participants will be those employees who report directly to the Chief Executive Officer, certain personnel reporting to the executives who directly report to the Chief Executive Officer, and the Chief Executive Officer.

BONUS OPPORTUNITY

Each participant’s Bonus opportunity will be expressed as a percentage of the participant’s annual base salary at the beginning of the applicable Plan Year.

GENERAL SUMMARY; ESTABLISHMENT OF GOALS

Participants in the Plan will be eligible to earn their Bonus based on the achievement of certain Revenue (as defined below), adjusted EBITDA (as defined below), and personal strategic objectives. Each Plan Year, the goals will be weighted as follows, unless otherwise determined by the Committee:

•	50% of the Bonus opportunity will be based on the attainment of goals related to cumulative quarterly revenue (“Revenue”) as reported quarterly and annually in the financial statements on the Company’s public filings with the Securities Exchange Commission (“SEC”);

•	30% of the Bonus opportunity will be based on the attainment of goals related to adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as reported quarterly and annually in the financial statements on the Company’s public filings with the SEC; and

•	20% based on the attainment of personal strategic objectives, with such personal strategic objectives determined by the Committee based on recommendations from management. For the avoidance of doubt, the personal strategic objectives need not be the same for each participant.

The performance goals will be established by the Committee prior to, or at the beginning, of the applicable Plan Year and will be communicated to the participants in writing.

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In addition to the general Revenue and Adjusted EBITDA goals, the Committee will also establish an additional higher Revenue and Adjusted EBITDA target. As described below, if the Company’s Revenue and Adjusted EBITDA equal or exceed the additional target, the participants may be eligible to earn an amount up to 150% of his or her Bonus opportunity.

CALCULATION OF BONUS

After the audited annual financial statements of the Company are filed with the SEC, the Committee will determine the actual performance of the Company with respect to performance goals for the applicable Plan Year. At the same time, the Committee will determine each participant’s level of achievement with respect to the personal strategic objectives.

In determining the actual Bonus amount payable to any participant during any Plan Year, the actual Revenue and Adjusted EBITDA of the Company will be compared to the performance goals established by the Committee to determine an attainment percentage for each goal. The participant will have the opportunity to earn up to 25% of the Bonus opportunity for the applicable goal each quarter unless otherwise provided by the Committee with respect to the personal strategic objectives of a participant. The weighting of each goal will be applied on a quarterly basis to determine the weighted performance for each goal for the Plan Year, which will be expressed as a percentage. The resulting percentages will be aggregated and then applied to the participant’s Bonus opportunity to determine the dollar amount of such participant’s Bonus.

Notwithstanding the foregoing, if the Company achieves the annual Revenue or Adjusted EBITDA performance goal, then the participant will earn 100% of the Bonus opportunity with respect to such goal. Similarly, if the Company achieves the additional higher Revenue and Adjusted EBITDA target, and the participant meets his or her personal strategic objectives, then such participant’s Bonus will be an amount equal to 150% of the participant’s bonus opportunity.

TIMING OF PAYMENT

The Committee will authorize payment of the Bonuses for each Plan Year following its determination that the applicable performance goals have been satisfied. The Company anticipates making the Bonus payments by March 31 of the year following the year in which the payment was earned and in no event will payments be made later than December 31 of the calendar year following the year in which the Bonus was earned (e.g., if the performance cycle ends on December 31, 2018, the Bonus shall be paid no later than December 31, 2019). For purposes of the Plan, Bonuses are not considered earned until they are paid to the Plan Participant. All required withholdings shall be deducted from such Bonus payments.

PRO RATA BONUSES FOR PARTIAL SERVICE PERIODS

If a participant was not actively employed by the Company for the entire Plan Year (or was not eligible to receive a Bonus for the entire Plan year as a result of a promotion or demotion), then a pro rata Bonus for the number of months the participant was eligible during the Plan Year will be paid at the time Bonuses are paid to all other participants. For purposes of determining whether a pro rata Bonus is payable, any months in which a participant is actively on the Company’s payroll for 15 days or more days will count as a full month of employment.

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FORFEITURE OF BONUS

Unless otherwise expressly set forth in an employment agreement signed by the Company and a participant, any participant who terminates employment on or before Bonuses are paid for any reason other than death will not be eligible to receive a Bonus. In the case of death, the participant will receive a pro rata Bonus as described, above.

ETHICS; CLAWBACK POLICY

The purpose of the Plan is to fairly reward performance achievement. Any participant who manipulates, or attempts to manipulate, the Plan for personal gain at the expense of the Company’s customers, other employees or Company objectives will be subject to appropriate disciplinary action. In addition, all Bonuses under the Plan are subject to the Company’s clawback policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Bonuses be repaid to the Company after they have been paid to the participant.

DETERMINATIONS FINAL

All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 409A COMPLIANCE

This Plan shall be operated in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exception thereto and each provision of the Plan shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the Bonus amounts due under the Plan. Except for the Company’s responsibility to withhold applicable income and employment taxes from the Bonus paid or provided to the participants, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to the Plan. Except as provided by Section 409A of the Code, neither the time nor the schedule of any payment under this Plan may be accelerated or subject to a further deferral and the participants do not have any right to make any election regarding the time or the form of payment under this Plan.

AMENDMENT

The Committee shall have the right at any time to adjust, amend or suspend this Plan, in whole or in part, prospectively or retroactively. Nevertheless, the Plan shall not be adjusted, amended or suspended in a way that results in a violation of Section 409A or any other provision of applicable law and any such adjustment, amendment or suspension shall be null and void.

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NON-TRANSFERABILITY

A person’s rights and interests under the Plan may not be assigned, pledged, or transferred, except in the event of the participant’s death, in accordance with the Plan.

NO RIGHT TO EMPLOYMENT: NO RIGHT TO BONUS

Nothing in the Plan or in any communication regarding the Bonuses shall confer upon any person the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of any participant.

Unless otherwise expressly set forth in an employment agreement signed by the Company and a participant, a participant shall not have any right to any Bonus under the Plan until such Bonus has been paid to such participant and participation in the Plan in one year does not connote any right to become a participant in the Plan in any future Plan Year.

WITHHOLDING

The Company shall have the right to withhold from any Bonus, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a Bonus.

UNFUNDED STATUS

Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

NO RIGHTS OF OWNERSHIP

While the Plan is intended to provide participants with the opportunity to share in the success of the Company, the Plan is merely a cash incentive plan and does not give any participant any of the rights of ownership of the Company or provide any security interest in any assets of the Company.

GOVERNING LAW

The Plan and any communication evidencing a Bonus shall be construed in accordance with and governed by the laws of the State of California.

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